Exhibit 99.2

CORPORATE PARTICIPANTS

•	Michael Alkire Premier, Inc. - President, CEO & Director

•	Ben Krasinski Premier, Inc. - Senior Director, Investor Relations

•	Craig McKasson Premier, Inc. - Chief Administrative and Financial Officer & SVP

CONFERENCE CALL PARTICIPANTS

•	Eric Percher Nephron Research LLC - Analyst

•	Michael Cherny Leerink Partners LLC - Analyst

•	Jessica Tassan Piper Sandler & Co. - Analyst

•	Kevin Caliendo UBS - Analyst

•	John Pinney Canaccord Genuity Group Inc. - Analyst

•	Stephanie Davis Barclays Bank PLC - Analyst

PRESENTATION

Operator

Good morning and welcome to Premier’s fiscal 2025 first quarter conference call. (Operator Instructions) Please note this event is being recorded. I would now like to turn the conference over to Ben Krasinski, Senior Director, Investor Relations. Please go ahead.

Ben Krasinski Premier, Inc. - Senior Director, Investor Relations

Thank you and welcome to Premier’s fiscal 2025 first quarter conference call. Our speakers this morning are Mike Alkire, Premier’s President and CEO; and Craig McKasson, our Chief Administrative and Financial Officer. Before we get started, I want to remind everyone that our earnings release and the supplemental presentation accompanying this call are available in the investors section of our website at investors.premierinc.com.

Please be advised that management’s remarks today contain certain forward-looking statements such as statements regarding our strategies, plans, prospects, expectations and future performance and actual results could differ materially from those discussed today. These forward-looking statements speak as of today and we undertake no obligation to update them. Factors that might affect future results are discussed in our filings with the sec including our most recent form 10-K and our form 10-Q for the quarter, which we expect to file soon. We encourage you to review the detailed forward-looking statement and risk factor disclosures in these reports.

Also, during this presentation, we will refer to adjusted and other non-GAAP financial measures, including free cash flow, to evaluate our business. Information on why we use these measures in addition to GAAP financial measures and reconciliations of these measures to our GAAP financial measures are included in our earnings release and in the appendix of the supplemental presentation accompanying this call. Information on our non-GAAP financial measures will also be included in our form 10-Q for the quarter and our earnings Form 8-K, both of which we expect to file soon.

I will now turn the call over to Mike Alkire.

Michael Alkire Premier, Inc. - President, CEO & Director

Good morning everyone and thank you for joining us today.

I’m pleased to report that fiscal 2025 first quarter results slightly exceeded our expectations for total net revenue and profitability giving us confidence in reaffirming our fiscal 2025 guidance. From a segment perspective, Supply Chain Services revenue exceeded our expectations while performance services revenue fell slightly short of what we anticipated for the quarter. Craig will provide more details later in the call.

In addition, we returned capital to stockholders through our quarterly cash dividend and the repurchase of Class A common shares during the quarter under our previously announced $1 billion share repurchase authorization. Today marks election day in the United States. As a reminder, our strategies are designed to be less reliant on political and regulatory influences and more concentrated on addressing the core challenges faced by our members and other customers. Our strategies and member relationships are founded on the understanding that improving healthcare delivery for patients relies on reducing costs and improving outcomes through technologies. Regardless of the outcome, our commitment to improving the health of communities we serve remains unwavering.

Turning to our business, momentum continues to grow in the market for Premier’s technology driven supply chain strategy. By collaborating closely with our members and leveraging technology and services, we’re identifying additional cost savings opportunities for our members while enhancing contract penetration in our group purchasing programs.

Our strong member relationships have driven progress in contract renewals which are also opening the door for us to have deeper and more strategic data driven discussions with members on opportunities for improvement. Our high renewal rate reflects our commitment to collaboration and the trust we’ve built with our members over the years.

In addition, we continue to partner with our members, manufacturers, government agencies and other stakeholders to help mitigate the impact that recent hurricanes have had on supply chains and hospital operations across the American communities. With these challenges, the need for Premier to support our member hospitals and health systems remains at an all time high. Premier’s response to each disaster reinforces our commitment to enhancing the overall healthcare system’s predictability, resilience and response through technology enablement. These trying times have been particularly challenging for our health system members. Our job is to minimize the impact to be a vital ally in building the future of healthcare.

Turning to our performance services business, we continue to focus on opportunities to utilize our robust data and A I enabled technology to deliver unparalleled insights and efficiencies for our members and other customers. For example, we were pleased to renew and extend our engagement with a government agency that leverages Premier’s dataset and proprietary performance improvement methodologies to scale improvements in maternal and infant health outcomes in hospitals across the nation. We also extended our partnership with one of the top pharma companies in the world to include additional real world evidence and observational research related to their innovations and Alzheimer’s disease.

This work underscores our unique differentiation in the marketplace that facilitates better, smarter, faster healthcare. Better with national scale, smarter with real time actionable insights and faster with AI-enabled technologies.

We also continue to advance our sustainability efforts. A few weeks ago, we published our 2024 sustainability report and climate resilience plan, highlighting our many practices and initiatives aimed at improving healthcare, operating responsibly and positively impacting communities.

Before I hand it over to Craig, I want to take a moment to express our gratitude for his 27 years of service. He has been an incredible leader for Premier and exemplifies integrity in all he does.

We wish him the best in his retirement. We also look forward to introducing you to our new Chief Administrative and Financial Officer Glenn Coleman during our second quarter earnings call in February. Craig.

Craig McKasson Premier, Inc. - Chief Administrative and Financial Officer & SVP

Thanks Mike. I truly appreciate your kind words.

First. I would like to note that resulting from our divestiture of the S2S global direct sourcing business, unless otherwise indicated, all results discussed during this call reflect our continuing operations. In addition, as the divestiture process for the Contigo Health business remains ongoing, actual results will continue to include contributions from that business although it will be excluded from guidance given the expectation that it will be divested and moved to discontinued operations. As such, we have included a table in our earnings release and supplemental presentation that reconciles the impact of the Contigo Health business on certain financial measures for the quarter.

Now turning to our fiscal 2025 first quarter results, total net revenue of $248.1 million decreased 8% from the prior year period. In our Supply Chain Services segment, lower net administrative fees revenue was driven by an expected increase in the aggregate blended member fee share to the low 60% level in the quarter. However, gross administrative fees revenue was better than expected resulting from ongoing growth in member purchasing as we continue to drive higher penetration of our existing member spend. To provide an update, the group of GPO members that were part of the August 2020 restructure represent approximately 70% of our total gross administrative fees. As of September 30th, we have addressed members representing approximately 55% of this group’s associated gross administrative fees. We currently plan to address and finalize additional member renewals during the current fiscal year that would result in over three fourths of this group’s gross administrative fees being through the renewal process by the end of fiscal 2025 with the remainder occurring in fiscal 2026 and 2027.

Additionally, we experienced growth in our other Supply Chain Services revenue driven by new agreements in our supply chain co-management business where members continue to express interest in leveraging premier’s expertise to help manage their end to end supply chain operations.

In our Performance Services segment, the revenue decline was mainly driven by lower demand in the consulting business compared to the prior year period, continued pressure in the Contigo Health business and timing of engagements in the applied sciences business. Turning to profitability, GAAP net income was $72.9 million for the quarter which benefited from a $57 million non-operating gain from the derivative lawsuit settlement in the current year period. Total adjusted EBITDA of $62.4 million was better than expected in the quarter resulting from our GPO performance. However, compared to the prior year period, adjusted EBITDA declined due to the following factors. First, Supply Chain Services adjusted EBITDA declined mainly due to the decrease in net administrative fees revenue as a result of the expected increase in fee share as well as additional investments in the supply chain co-management business to support ongoing growth and second Performance Services adjusted EBITDA decreased mainly due to the decline in revenue in the consulting and applied sciences businesses. Adjusted net income decreased primarily as a result of the same factors that impacted adjusted EBITDA partially offset by a decrease in our effective income tax rate in the current year period.

Adjusted earnings per share was affected by the same factors as well as completion of the $400 million accelerated share repurchase transaction in July. Then in August and September, we repurchased an additional $58 million of shares in the open market. As of September 30th, we have repurchased and retired nearly 23 million Class A common shares under the $1 billion share repurchase authorization.

From a liquidity and balance sheet perspective, cash flow from continuing operations for the fiscal 2025 first quarter of $80 million increased from the prior year period primarily due to cash received from the derivative lawsuit settlement of $57 million in the current year period, partially offset by higher performance related compensation payments resulting from better fiscal 2024 performance against expectations than in the prior year period where performance was lower than expectations.

Free cash flow for fiscal 2025 first quarter of $16.2 million increased from the prior year period primarily due to the same factors that impacted cash flow from operations as well as a decrease in purchases of property and equipment. These were partially offset by a full quarter of cash payments in the current year period to Omnia related to the sale of future revenue compared to a partial quarter in the prior year due to timing of the sale of the non-healthcare GPO operations in fiscal 2024.

As a reminder, free cash flow is typically lowest in the first quarter since our fiscal year ends in June and payment of certain expenses including annual performance related compensation occurs in the first quarter.

Cash and cash equivalents totalled $87 million as of September 30, 2024 compared with $125.1 million as of June 30, 2024. The decrease was primarily driven by the use of cash for share repurchases. Our five year $1 billion revolving credit facility continued to have no balance as of the end of the quarter. With respect to the sale of the non-healthcare GPO operations, we received the final payment of $42.3 million in the first quarter resulting in cumulative proceeds of $723.8 million.

With respect to capital deployment, we continue to remain disciplined and focused on taking a balanced approach while also remaining focused on return of capital to stockholders in the near term. As a reminder, in August, we announced that our board approved execution of another share repurchase of $200 million under our $1 billion share repurchase authorization. We continue to repurchase shares under that program and, following completion, our board and management team will evaluate the remaining $400 million available under the current $1 billion authorization.

This augmented our quarterly cash dividend, which totalled $21.3 million in the first quarter of fiscal 2025.

In addition, our board recently declared a dividend of 21 cents per share payable in December.

We will continue to evaluate opportunities to invest in organic growth and potential acquisitions to differentiate our core offerings in the marketplace.

Turning to our fiscal 2025 guidance, based on performance for the first three months of the fiscal year and our outlook for the remainder of the year, we are reaffirming the guidance that we introduced on our earnings call in August. Please note that while we have begun to repurchase shares under the $200 million share repurchase program, we are not planning to update adjusted earnings per share guidance until we have completed the program.

From a cadence perspective, we currently expect the following. In our GPO business, we expect a sequential decline in net administrative fees revenue in the second quarter as we continue to work through the ongoing contract renewal process. In the back half of the year, we expect relatively comparable performance with the first half as the impact of contract renewals is offset by the ongoing impact of residual purchasing from departed members.

In our Performance Services business and based on the current expectations for the timing of engagements, we still anticipate revenue will be more back half weighted with the second quarter at or slightly above the first quarter. As a reminder, due to the timing and magnitude of enterprise license agreements and certain consulting arrangements, there may be periodic variability in the recognition of the revenue and profitability associated with these engagements between quarters.

From a profitability perspective, we continue to expect adjusted EBITDA and adjusted earnings per share to be more back half weighted mainly due to the revenue cadence in the Performance Services business.

In addition, we expect a sequential decline in the second quarter, mainly due to the impact of the GPO contract renewal process.

Before I conclude, I would like to remind everyone that this will be my last earnings call with Premier as I am retiring in December. It’s truly been an honor to work with such an amazing team, be part of our strong culture and to contribute to Premier’s mission to improve the health of communities. I’d also like to thank the financial community for their collaboration over the years. It has indubitably been a pleasure to work with you and I believe you will be in good hands going forward as I have full confidence in Glenn and the rest of the team.

We appreciate your time today and we’ll now open the call for questions.

QUESTIONS AND ANSWERS

Operator

(Operator Instructions) Eric Percher, Nephron Research.

Eric Percher Nephron Research LLC - Analyst

Thank you. And Craig, I’ll wish you luck and appreciate that you managed to fit the word indubitably into the last call here. I do want to ask about the admin fees. It’s been very difficult to get views from health system customers on where they believe this falls out. But we hear about the renewal process and it, it sounds like Q1 is relatively in line with expectations with the step down in Q2. I just want to check that assumption given where it appears you’re running for the year that there, there’s no change relative to the full year expectation of admin fees and any other nuances around that second half, first half?

Craig McKasson Premier, Inc. - Chief Administrative and Financial Officer & SVP

Yeah. Sure. Eric, thanks. First of all, relative to the GPO business, the renewal process is going right according to plan in terms of the renewals that we’re doing being in sync with our expectations of where the renewal renewed contracts would come out. What I’d say from a standpoint of the overall GPO is we actually had a stronger underlying performance in the actual purchasing from our health systems in the first quarter, which led to a stronger Q1 than we thought we are actually monitoring sort of elective procedures given the situation with Baxter and IV fluids and things like that. But, but overall, yes, on track and expect to continue to have fee share be in the low 60s throughout fiscal 2025 as we’ve guided to and would expect that we’ll continue to see good performance from our underlying purchasing through the Supply Chain Services business.

Eric Percher Nephron Research LLC - Analyst

Okay. And then Baxter was actually where I was going to go on the follow up. Can you give us an update on what you’ve been doing to help offset the shortages and where we stand today as they’re trying to get that up and running?

Michael Alkire Premier, Inc. - President, CEO & Director

Yeah, so thank you, Eric, a whole bunch of stuff. They actually have a website out where they keep the healthcare community up to speed.

And I think I saw something in the last couple of weeks where they got that factory back up and running, not necessarily back to 100% but it’s back up and running.

So there’s been a number of things that we’ve been focused on. First of all, we’ve been working obviously with the health systems, we’ve been working with the federal government as well to figure out ways to mitigate the overall issue. And those things include coordinating with, you know, the FDA and HHS and the White House and other agencies to look at ways to fast track the potential of bringing additional IV solution online. And that, so that, that obviously is a big part of our discussion.

Secondarily, we’ve been working with our health systems on looking at ways to conserve IV solution. And it’s really interesting in some of these cases, we might have found some opportunities where long term there might be some practices that we can leverage that can drive more effective utilization or more effective efficiency in the utilization of those IV solutions. So conservation obviously is the second.

And then the third is that we are working with other suppliers to look at where we can get IV solution that’s either produced or get a potentially additional lines up and running to support the needs of the health system.

So this is going to continue to play out over the end of this quarter and into the next quarter. But we’re going to, you know, be focused on all three of those phases working with the, you know, obviously the federal government, number two is looking at ways to conserve the supply that we have. And number three, we’re going to look for additional capacity.

Operator

Michael Cherny, Leerink.

Michael Cherny Leerink Partners LLC - Analyst

Good morning and I’ll echo Eric’s comments. Craig, it’s, it’s been a great run, very helpful since before the IPO and, and best of luck in your retirement and whatever you’re doing next.

Maybe just to touch on the underlying core. Great to see the pull through on better spending. Obviously, I don’t think anyone would disagree its a higher utilization environment. From a macro level beyond the renegotiations, what else do you feel like your customers are preparing for in terms of the sustainability of core utilization? How are they thinking through the impact both of proposed in place and potentially in place tariffs as they think through their purchasing decisions now and plan accordingly for whatever inventory levels they want to keep in a post COVID world?

Michael Alkire Premier, Inc. - President, CEO & Director

Yeah, so there’s a lot there. So let me see if I can unpack some of that. From a, you know, just a utilization standpoint of the health system in general, you know, we’re seeing pretty stable to slight increases of, of utilization. Now that is being tampered by this IV solution issue. So, you know, we’re keeping an eye on that to, you know, see how, you know, those the IV issue is having an impact on elective procedures and such.

As it as it relates to the utilization of our contracts, you know, one of the things Michael, you know, we’ve been making significant investments in technologies to identify those areas where there’s been, you know, spend that we don’t have contracts for. And so, you know, leveraging that information, leveraging that technology, you know, we’ve been building out different forms of advanced technologies to identify where those high areas of spend are and to put contracts around that. So we’re going to obviously continue to do that and drive up, obviously, the opportunity for us to continue to contract in areas that historically we’ve not done, or we’ve not, you know, delivered contracts.

So that’s number one, number two, health systems are really struggling right now with obviously the continual high cost of labor. And so what I am seeing is we’re out having conversations with health systems is this idea that revenue seems to be growing, especially in those, you know, strong economic areas, but the profit isn’t following. So we’re seeing sort of this marginal pressure on these health systems.

And so, you know, where we’re really doubling down on is what can we be creating and what can we be driving that are really labor extenders. So leveraging our technology to help them be more efficient in terms of their back office, leveraging our technologies to drive more throughput through the healthcare system, identifying where they’ve got gaps or maybe areas that they’ve got high cost that we could help them sort of manage through.

So all of those things are obviously, you know, building up into our strategy of how we’re driving performance improvement today. But make no mistake, it’s really all technology driven where we’re identifying these opportunities and then wrapping around services to help drive these performance improvement solutions.

Michael Cherny Leerink Partners LLC - Analyst

And Mike, you alluded to my thoughts on, on my second question and that’s the idea of technology development. As you think through the adjustments you made on the portfolio, the changes on divesture of S2S global, how do you think about your development pipeline, both for internal technology, making the core administrative fee capabilities and GPO better and also areas especially as health systems settle into this new normal, areas where you can be more helpful by further developing your Performance Services suite.

Michael Alkire Premier, Inc. - President, CEO & Director

That’s a great question. So as you think about the evolution of our organic capital investment, you know, we’re continuing to think through, especially in the areas of HCC and prior authorization, how are we extending our current offering? So we’re very, very good, for example, in radiology benefit management. And we’re looking at other areas where we’re now investing additional internal capital to grow where you know we have the opportunities to drive that technology into the health systems.

So that’s, that’s number one, number two, when you think about inorganic, you know, as, as Craig said, we’ve always got that balanced approach to, you know, capital utilization. Number one, in supply chain, we want to continue to make investments to expand the portfolio. So where are those areas that we’re not covering today? You know, you’ve heard us talk about PPI and purchased services in the past non acute areas. Those are areas that we’re going to continue to look for. Number two and in the supply chain is that the whole ordering platform, we do believe that to the degree that we can continue to evolve our offering there where we can tee up appropriate pricing and appropriate alternatives for products, that there’s a huge opportunity. So we’re going to continue to make investments there.

Performance Services, we talked a little bit about I, you know, as I open this up with HCC prior authorization, so we want to continue to, you know, make the appropriate investments there.

And then finally, as we think about what we’re doing in life science you know, continue to deploy, you know, capital to build out services around real world evidence and those kinds of things for our life science companies.

Craig McKasson Premier, Inc. - Chief Administrative and Financial Officer & SVP

Michael, this is Craig, one other point from an organic standpoint. As we’ve highlighted, we moved the historical Remitra platform into our Supply Chain Services business this year. And it really is about aligning our digital supply chain technology development to better align with the GPO and to technology enable the ability to get much tighter and fuller throughput of purchasing through the GPO as well as potentially getting to the point that we actually have an ability to invoice suppliers for the administrative fees due to Premier versus historically relying on a supplier paid model.

Operator

Jessica Tassan, Piper Sandler.

Jessica Tassan Piper Sandler & Co. - Analyst

Hi, thank you guys for taking the question. So I wanted to start with just the current portion of the liability related to the sale of future revenues to Omnia. Is that is that $41.3 million kind of reflecting the level above which Premier would be able to retain the associated operating income in FY 25? And then just is that outperformance relative to the to the current portion of the liability included in your guidance or would that be upside to that?

Craig McKasson Premier, Inc. - Chief Administrative and Financial Officer & SVP

Yeah, thanks Jessica this is Craig. So first of all, the current portion is just the anticipated amounts that we will need to actually pay back to Omnia during the given year during fiscal 2025 as a result of their purchasing. So it’s not above and beyond the expected purchasing.

I think what you’re referring to just so others understand is there’s a baseline of $50 to $55 million of purchasing that we would expect to come through Omnia. Anything above and beyond that, that comes through the Omnia purchasing off our portfolio, we get to retain 30% of that upside. We would anticipate that for this fiscal year depending on how performance goes, that’s only going to be a few million dollars in this initial year given that it’s early in the life of the Omnia relationship.

So that nominal amount of a few million dollars would have been factored into our expectations for fiscal 2025 guidance, but it’s not the magnitude of the whole current liability.

Jessica Tassan Piper Sandler & Co. - Analyst

Okay. Got it. And then just another quick clarification question and then a real one, why would the liability grow quarter over quarter in from four Q to one Q.

Craig McKasson Premier, Inc. - Chief Administrative and Financial Officer & SVP

It was due to the finalization of the Omnia transaction. So we actually, as I noted in my commentary and you’ll see in the, in the release, we had a final payment of $42.3 million when we actually put a bow around the transaction in July. So that’s why it went up. You would now expect to see it continue to come down quarter after quarter after quarter over the remaining life of the 10 year agreement.

Jessica Tassan Piper Sandler & Co. - Analyst

Got it. And then my, my question is, is the increased purchasing you saw in the first quarter kind of indicative of, of Premier having reached a level of, of the share back rate that customer that induces customer purchasing or was it really more a matter of expanding categories and diversification of purchasing? Thanks and congratulations on your retirement.

Craig McKasson Premier, Inc. - Chief Administrative and Financial Officer & SVP

Thank you Jessica, I appreciate it. The first quarter performance is really much more about driving contract penetration and just undergoing pull through leveraging our technology and our our field resources to identify opportunities for savings as opposed to it being tied to any change in the fee share percentage.

Operator

Kevin Caliendo, UBS.

Kevin Caliendo UBS - Analyst

Thank you. Thanks for taking my question and Craig, congratulations. Best of luck. And hopefully everything going forward will be relaxing, fun and enjoyable. Guys, my question really is on if there was any behavior ahead of tariffs or if you’re expecting any behavior in terms of purchasing, people building inventories, you building inventories, if that affects how you think about cadence or anything else for the business. That was my first one and we heard from a couple of supply chain companies that COVID impact came earlier this year because of timing FDA whatever was wondering if that had an undue benefit for you in any way, shape or form in the quarter and if that impacted cadence.

Michael Alkire Premier, Inc. - President, CEO & Director

This is Mike. Hey, let me hit the COVID first. Just as a reminder, we didn’t really see that kind of impact from COVID and, and part of that and, and this is why I was saying just as a reminder, flu doesn’t necessarily drive a significant amount of supplies. So we didn’t really see, you know, that impact from, from COVID this year. As it relates to COVID, the tariffs, that’s a bit more of a complex question. So as you think about what our strategies have been over the last number of years, it’s, it’s really as much as possible to try to reduce our dependence, obviously, in Southeast Asia and look for ways to, you know, create resiliency across the supply chain. And we did that. So, you know, we’ve created capabilities to produce masks. We’ve created, you know, domestically and near shore, we’ve done the same with isolation gowns and other products. So, you know, and to some degree, we’ve been sort of building out the capability where tariffs wouldn’t necessarily have a significant impact on a number of our categories.

Having said that we’ve not seen a significant, you know, pull on suppliers thinking through that, you know, there might be this, this, these tariffs that come out and that, you know, obviously increase the price of products. But instead, you know, what we’re seeing is, you know, organizations asking us to continue to look for, you know, more domestic and nearshore capabilities where the tariffs may not have that significant of an impact. But so far, we’ve not seen, you know, some of the, you know, you know, focus on building out inventory, you know, as a concern as it relates to tariffs.

Kevin Caliendo UBS - Analyst

Got it, if I can ask one quick follow up. You talked a little bit about the IV bags and, and the weather. But how, how did it actually, as you think about your, you know, the December quarter, how did it actually affect your numbers and then did it in any way, shape or form your guidance, your expectations? Like it was there a drag because of this like lower procedure volumes expected or anything like that?

Craig McKasson Premier, Inc. - Chief Administrative and Financial Officer & SVP

Yeah, Kevin, it really varies depending on the status of where each individual health system was and the amount of product they had in inventory to manage procedures regionally and in various locations, we are aware that they had to be a little more conservative in terms of some of their elective procedures, but, but we aren’t currently expecting that it will have a material impact on our second quarter performance.

Operator

Richard Close, Canaccord Genuity.

John Pinney Canaccord Genuity Group Inc.- Analyst

Hi, this is John Pinney on for Richard Close. Thanks for the question. I guess, first question with the GPO contract renewals, have you, can you discuss like how it’s been potentially trying to cross sell other services? And as the renewals come up in this quarter, any movement there in that regard?

Michael Alkire Premier, Inc. - President, CEO & Director

So thank you. You know, so while we’re going through this, obviously, it’s an opportunity for us to spend time with the executive teams to ensure they understand the value that we can create. And in fact, that’s actually what’s happening. So as you, as we’re entering through these contract renewals, you know, we, we see significant opportunities for us to cross sell, obviously, our technology and our advisory services, a very, very high percent of of these renewals are including that additional capability. Because at the end of the day, the healthcare systems are really looking for total value and we’ve been talking about that for years, but they’re looking for total value in terms of you know, what we can do to help them, you know, bend the cost of, of supplies for them. And also, you know, look at ways to use our technologies to help them be a lot more efficient in how they’re caring for patients.

John Pinney Canaccord Genuity Group Inc.- Analyst

Alright great, thanks. And then just one follow up. The supply chain segment adjusted EBITDA margin was if I’m getting this number correct, like around 50%. I believe last quarter, you’re talking supply chain adjusted EBITDA being in the low to mid 40s is like, is this like a sustainable level or is there anything any commentary there of why it was above your expectation?

Craig McKasson Premier, Inc. - Chief Administrative and Financial Officer & SVP

Yeah. As a reminder, we’ve discontinued the S2S Global business in the first quarter. So that was a low margin business so really affected the EBITDA margin for the segment. So the 51% that you saw in Q1 is indicative of sort of the range and level we would expect in fiscal 2025. So we would expect to have margins in that sort of 50% ballpark on a fiscal 2025 basis.

Operator

Stephanie Davis, Barclays

Stephanie Davis Barclays Bank PLC - Analyst

So, Mike, a lot of the prepared remarks you’re talking about AI you called out license sales upside in supply chain of all segments and then Craig having Remitra in SCS. So is it right to think that now that you’re kind of done with the reshuffling and gotten to the right businesses for your forward, you’re going to lean into the tech investments in the supply chain business. And if so, can you walk us through the top items? What’s your wish list?

Michael Alkire Premier, Inc. - President, CEO & Director

Technology supply chain. Yeah. So we’ve been making that significant investment in e-invoicing and e-payables. What the e-invoicing capability allows for us to do obviously is to look at everything that a healthcare system buys and you know, put contracts around that. So that’s really, really important. Number two, the last quarter, we talked about the Allspire win. So that was a win where there are a number of healthcare systems that came together to pool their, you know, volumes to look at ways to reduce overall supply costs. Well that technology can layer on top of these ERPs and identify where there’s opportunities, you know, from a price parity standpoint, off contract spend, all those kinds of things. So it is a critical differentiator we believe in the market, not only to help us continue to drive and evolve, you know, obviously our contract penetration models and obviously, therefore, more revenue, but also differentiate us for those entities that pool together healthcare systems as well as large IDNs that are still struggling with managing their entire invoice, you know, process. So very excited about that investment and looking for that forward for that to continue to penetrate the market.

Stephanie Davis Barclays Bank PLC - Analyst

I guess a follow up on the supply chain side and the less tech heavy part of it. You are seeing, I’m acknowledging that there’s a coopetition dynamic between GPOs and distributors. But you’ve seen a lot of distributors on the medical side lean into this prime vendor relationship and trying to have more of their own branded product sales. So with that kind of going a little bit more head to head with your business, how are you thinking about those competitive dynamics and how are you working with these players as they try to be more of a direct relationship?

Michael Alkire Premier, Inc. - President, CEO & Director

Yeah. So actually we work very closely with the distributors, you know, as their, you know, and this has been going on for a number of years that they’ve been building out their private label programs and those kinds of things, obviously, many of those are on our current contracts. So, you know, we, we, obviously they’re very, very, very important partner of ours. Number two, as we think about other areas, you know, we, we really do lean into the distributor partnerships that we have in the food program, for example. It truly does differentiate the value that we can create for our healthcare systems.

And it’s similarly in the nonacute area, we have, you know, a very strong partnerships there with a distributor where we create differentiated value for those nonacute players in healthcare. So, you know, Stephanie, it’s kind of, it’s kind of interesting depending on where they play within the healthcare ecosystem. You know, we have a, you know, basically a different playbook, but we do want to leverage their scale where it makes sense.

Operator

This concludes our question-and-answer session and Premier’s fiscal 2025 first quarter conference call. Thank you for attending today’s presentation. You may now disconnect.